Exhibit 99

Host America Corporation to Present to the Harvard Investors Group in New York City

Hamden, CT, May 18, 2005 - Host America Corporation (NASDAQ-CAFE) announced today that Geoff Ramsey, CEO and David Murphy, CFO of Host America Corporation will be presenting to the Harvard Investors Group on May 24, 2005 at the Manhattan Club 800 Seventh Avenue – 2nd Floor New York, New York 10019.

Anyone wishing to attend or schedule a one-on-one meeting with Host America Corp during this time please contact Jim Blackman at 713-256-0369 or jimblackman@prfinancialmarketing.com

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429